EXHIBIT 10.9

[Bechtel letterhead]

3 September, 2008

25027-001-T08-GAM-00047

Mr. Ed Lehotsky

Sabine Pass LNG, L.P.

700 Milam Street, Suite 800

Houston, Texas 77002

RE: Amendment to Agreement for modification of timing for transfer of risk of loss and modification of certain other obligations between Owner and Contractor under the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Receiving, Storage and Regasification Terminal by and between Sabine Pass LNG, L.P. (“Owner”) and Bechtel Corporation (“Contractor”) dated as of the 18th Day of December, 2004 (the “Agreement”).

Dear Ed:

Per our discussion, this letter is being sent to the Owner for the purpose of amending the Agreement to reflect the Owner’s acknowledgment and agreement to the transfer care, custody and control of the Facility (and risk of loss obligations for the Work) to the Owner, as well as modify certain other obligations of the Parties under the Agreement, pursuant to the terms and conditions set forth herein. The Parties agree to amend the Agreement as follows:1

A.	Contractor certifies that, as of the date first set forth above, it has completed the following in accordance with the Agreement:

(i)	all Minimum Acceptance Criteria have been achieved;

(ii)	all Performance Guarantees for the Facility have been achieved;

(iii)	Contractor has obtained all Contractor Permits for the Facility;

(iv)	Contractor has, pursuant to Section 3.4 of the Agreement, delivered to the Project all Operating Spare Parts required by the Operating Spare Parts List to be delivered to the Project;

(v)	Contractor and Owner have finalized the Punchlist for Substantial Completion in accordance with Section 11.6B of the Agreement; and

(vi)	the Work (including training in accordance with Section 3.5 of the Agreement and the delivery of all documentation required as a condition of Substantial Completion under the Agreement (including documentation required for operation including test reports)) has been completed in accordance with the requirements of the Agreement other than (a) any Work which meets the definition of Punchlist or (b) the Work that is expressly identified below in this Letter Amendment as “Incomplete Work”;

(1)	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement, and the amended terms and conditions set forth herein shall be controlling to the extent they conflict with any terms and conditions in the Agreement.

Bechtel Oil, Gas and Chemicals, Inc.	3000 Post Oak Blvd. Houston, TX 77056-6503 USA	mailing address P.O. Box 2166 Houston, TX 77252-2166 USA

B.	Contractor agrees and acknowledges that the following Work has not yet been completed, and is required to be completed by Contractor in order to achieve Substantial Completion (such Work being identified as the “Incomplete Work”):

(i)	accurate and reliable measurement by the master meter of a Sendout Rate of 2.7 billion SCFD of Natural Gas; provided however Owner must test to verify operation of the master meter within 45 days from the date of Owner’s execution of this Letter Amendment or the master meter will be deemed accepted for purposes of achieving Substantial Completion. The Defect Correction Period for the master meter referred to in this clause (i) shall commence on the earlier of: (1) 45 days from the date of Owner’s execution of this Letter Amendment; or (2) test by Owner of the verification of the operation of the master meter.

(ii)	satisfactory repair and operation of the “D” arm jetty isolation valve (HV-24541). The Defect Correction Period for the valve referred to in this clause (ii) shall commence upon acceptance by Owner of the satisfactory repair and operation of this valve;

(iii)	replacement of the LNG sample and analysis system on line 30”-PL-24700-NO-C9.0 as shown on P&ID M6-24-00150, provided however the parties acknowledge and agree that the placement of a purchase order for a replacement system acceptable to Owner shall be sufficient for purposes of achieving Substantial Completion. The Defect Correction Period for the equipment referred to in this clause (iii) shall commence upon acceptance by Owner of the satisfactory installation of the equipment;

(iv)	stable and continuous operation for at least 14 Days each of gas turbines G-101A, G-101B, and G-101C, including stable operation during start up of the high pressure sendout compressor C-103 and the Boil-Off gas compressors C-102A, C-102B, and C-102C. The Defect Correction Period for the equipment referred to in this clause (iv) shall commence upon acceptance by Owner of the satisfactory operation of the equipment as defined in this clause.

C.	Subject to Owner’s acceptance of Contractor’s certification that it has met the requirements set forth in Paragraph A of this Letter Amendment, Owner and Contractor acknowledge and agree that:

(i)	notwithstanding Section 8.2B of the Agreement, Owner shall assume care, custody and control of the Facility (including Incomplete Work) and shall bear the risk of physical loss and damage to the Work (including Incomplete Work) and the Facility as of the date that Owner signs this Letter Amendment accepting Contractor’s certification set forth in Paragraph A to this Letter Amendment; provided, however, notwithstanding the foregoing, Contractor shall remain fully responsible and liable to Owner for its Warranty and Corrective Work obligations under the Agreement;

(ii)	for the purposes of clarity, Milestone 41.01 will not become due and payable until Contractor has completed the Incomplete Work in accordance with the Agreement and otherwise satisfied the conditions and requirements set forth in the Agreement for achievement of Substantial Completion and payment of Milestone 41.01;

(iii)	notwithstanding the definition of “Defect Correction Period” within Section 1.1 of the Agreement, the Defect Correction Period for the Work, other than as stated above for the Incomplete Work, shall commence as of the date that Owner signs this Letter Amendment accepting Contractor’s certification set forth in Paragraph A to this Letter Amendment;

(iv)	notwithstanding Section 9.2 of the Agreement, within 30 Days after the date that Owner signs this Letter Amendment accepting Contractor’s certification set forth in Paragraph A to this Letter Amendment, Owner shall provide a written notice to the issuing bank of the Performance Letter of Credit that requests the amount of the Performance Letter of Credit be reduced to an aggregate amount of 5% of the Contract Price. The terms and duration of the Performance Letter of Credit shall otherwise remain in full force and effect as set forth in Section 9.2 of the Agreement; and

(v)	notwithstanding Section 1.B of Attachment O to the Agreement, the Parties agree that Contractor may cease to maintain the builder’s risk insurance and the builder’s risk delayed startup insurance required to be provided by Contractor under Sections 1.A.9 and 1.A.10 of Attachment O to the Agreement, respectively, after the date that Owner signs this letter accepting Contractor’s certification set forth in Paragraph A to this Letter Amendment; provided however Contractor shall continue to maintain builder’s risk insurance on gas turbines G-101A, G-101B, and G-101C. (the “GTGs”) until such time that the GTGs have met the performance requirements set forth in Paragraph B(iv) above. Such insurance coverage shall be limited to the coverage for damages to the GTGs.

D.	Except as specifically modified by this Letter Amendment, all other terms and conditions contained in the Agreement not expressly contradicted by this Letter Amendment shall remain in full force and effect.

If (i) this letter sets forth Owner’s understanding between the Parties as to the amendments to the Agreement and (ii) Owner accepts Contractor’s certification set forth in Paragraph A to this letter, kindly so indicate by signing in the space provided below and returning one (1) copy by facsimile to the attention of P. McCormack, at Fax No. 713-235-1610. We are additionally sending you two (2) originals via U.S. Mail. Please sign the two (2) originals and return one fully executed original via U.S. Mail to the attention of P. McCormack at the address set forth below.

Very truly yours,

[/s/ JF Illich]

Printed Name: JF Illich Title: Senior Vice President

AGREED AND ACCEPTED THIS 3rd DAY OF [September], 2008:

SABINE PASS LNG, L.P.

By:	/s/ Ed Lehotsky

Printed Name:	Ed Lehotsky
Title:	VP LNG Project Management